Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.
3000 Bayport Dr, Suite 250
Tampa, FL 33607

Jagged Peak Announces Financial
Results for the Third Quarter of 2012
Net revenues increased 16% to $25.5 million.

TAMPA, FLORIDA – Friday, November 9, 2012 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class eCommerce solutions and supply chain services, today announced financial results for the third quarter ended September 28, 2012.

39-Week Period Highlights:

•	Total revenue for the 39-week period increased 16% to $25.5 million compared to the same period last year.
•	Adjusted EBITDA for the 39-week period increased 61% to $1.4 million compared to the same period last year.
•	Net income for the 39-week period increased to $415 thousand compared to $45 thousand for the same period last year.
•	In March 2012, Jagged Peak completed a new, two-year revolving line of credit facility that doubled its borrowing capacity to $3.0 million and retired higher-cost debt.
•	In June 2012, Jagged Peak purchased a previously leased warehouse facility for $3.0 million, taking advantage of historically low interest rates and property values.

Revenues increased approximately $3,583,300, or 16%, to approximately $25,488,700 for the 39-week period ended September 28, 2012, compared to approximately $21,905,400 for the 39-week period ended September 30, 2011. Greater eCommerce order volume for existing customers and the addition of new customers resulted in increases in Jagged Peak’s primary sources of revenue: fulfillment, technology fees and new client implementations.

Cost of revenue, which consists primarily of labor, fulfillment, operational and facilities costs and freight, increased by approximately $2,795,600, or 16%, to approximately $20,109,200 for the 39-week period ended September 28, 2012, compared to approximately $17,313,600 for the 39-week period ended September 30, 2011. As a percentage of revenues, cost of revenue was approximately 79% for the 39-week periods ended September 28, 2012 and September 30, 2011.

Selling, general and administrative expense increased by approximately $233,000, or 6%, to approximately $4,403,800 for the 39-week period ended September 28, 2012, compared to approximately $4,170,800 for the 39-week period ended September 30, 2011. This increase was primarily related to additional fulfillment employees hired to manage the increase in client orders processed.

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Interest expense decreased by approximately $93,900 to approximately $221,900 for the 39-week period ended September 28, 2012, compared to approximately $315,800 for the 39-week period ended September 30, 2011 due to the new, lower-cost, credit facility from Fifth Third Bank, which bears an interest rate of LIBOR plus 3.00%. This compares to the Moriah Loan and Security Agreement utilized in 2011, which had an interest rate on borrowings of 6.00% above prime with a floor of 10.00%. The cost savings from the new credit facility were partially offset by the interest on the new $2.388 million, 3.93% 5-year Term Loan, entered into on June 25, 2012 to finance the purchase of a previously leased warehouse facility.

Jagged Peak realized a profit from continuing operations before provision for income taxes of approximately $757,100 for the 39-week period ended September 28, 2012, compared with a profit from continuing operations before provision for income taxes of approximately $110,100 for the 39-week period ended September 30, 2011 as a result of the above-mentioned items.

Income tax expense was approximately $341,600 for the 39-week period ended September 28, 2012, compared to an income tax expense of approximately $65,300 for the 39-week period ended September 30, 2011. Differences between the taxable income and the effective tax rate used for 2012 and 2011, as compared to the U.S. federal statutory rate, are primarily due to permanent differences. As of December 30, 2011, Jagged Peak had federal and state net operating loss carryforwards totaling approximately $4,500,000, which begin to expire in 2021. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

Jagged Peak realized net income of approximately $415,500 for the 39-week period ended September 28, 2012, compared with a net income of approximately $44,800 for the 39-week period ended September 30, 2011.

Basic income per share from continuing operations for the 39-week period ended September 28, 2012 was $0.03 per weighted average share, compared with basic income of $0.00 per weighted average share for the 39-week period ended September 30, 2011.

Adjusted EBITDA for the 39-week period ended September 28, 2012 was approximately $1,376,400 compared to approximately $856,300 in the comparable period of the prior year. The increase in the Adjusted EBITDA primarily relates to the increase in sales, improved operating margins from improved management of fulfillment operations and implementation of clients’ eCommerce websites, and lower borrowing costs. Jagged Peak defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and stock option expense. Jagged Peak believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of Jagged Peak’s performance.

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In order to provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided.

	For the 39-weeks ended
	September 28, 2012	September 30, 2011
Net income as reported	$415,400	$44,800
Income tax expense	341,600	65,300
Interest expense	221,900	315,800
Depreciation and amortization	322,300	382,400
Stock option expense	75,200	48,000
Adjusted EBITDA	$1,376,400	$856,300

“We demonstrated outstanding execution throughout our third quarter” said Jagged Peak Chief Executive Officer Paul Demirdjian. “We successfully delivered a wide variety of new eCommerce projects on time and on budget, including a very high-profile launch of an omnichannel eCommerce initiative that delivered true ‘Buy Anywhere, Fulfill Anywhere, Return Anywhere’ capabilities. Our EDGE™ Order Management System (OMS) supports this capability and enables our retailer client’s customers to identify the stores that have the items they want in stock. This gives the customer the flexibility to pick up their purchases at a nearby store or have it delivered. Our OMS also directs online orders to their nearest fulfillment location, saving delivery time and shipping costs. In addition, we delivered a TotalCommerce™ solution to a new client, completing the entire web-to-ship solution in less than two months. These engagements are representative of our focus on the fundamentals of execution that enables us to meet the needs of our clients and deliver results.”

“Our revenue growth was generated from eCommerce site implementations for new clients and greater eCommerce order volume,” says Jagged Peak Chief Financial Officer Albert Narvades. “This growth and our ongoing focus on controlling operating expenses, including the proactive steps we’ve taken to reduce our cost of capital, have contributed to back-to-back quarters of positive income growth.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 30, 2011.

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About Jagged Peak

Jagged Peak is a leading eCommerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class eCommerce platform that includes a full-featured eCommerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, web-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to eCommerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations
Albert Narvades
CFO
Jagged Peak, Inc.
3000 Bayport Drive, Suite 250
Tampa, FL 33607
813-637-6900  Ext 225

Media Contact
Marjorie Bulone
Director of Marketing
Jagged Peak, Inc.
3000 Bayport Drive, Suite 250
Tampa, FL 33607

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